Exhibit 99.1

Form 10-K, Item 1. Business

Business Overview

ON Semiconductor Corporation and its subsidiaries (“we”) are a global supplier of power and data management semiconductors and standard semiconductor components. We design, manufacture and market an extensive portfolio of semiconductor components that addresses the design needs of sophisticated electronic systems and products. Our power management semiconductor components distribute and monitor the supply of power to the different elements within a wide variety of electronic devices. Our data management semiconductor components provide high-performance clock management and data flow management for precision computing and communications systems. Our standard semiconductor components serve as “building block” components within virtually all electronic devices.

We serve a broad base of end-user markets, including computing, automotive electronics, consumer electronics, industrial electronics, wireless communications and networking. Applications for our products in these markets include portable electronics, computers, game stations, servers, automotive and industrial automation control systems, routers, switches, storage-area networks and automated test equipment.

Our extensive portfolio of devices enables us to offer advanced integrated circuits and the “building block” components that deliver system level functionality and design solutions. Our product portfolio increased from approximately 26,000 products in 2004 to approximately 30,800 products in 2005, due to the introduction of additional lead-free products, and we shipped approximately 27.9 billion units in 2005. We specialize in micro packages, which offer increased performance characteristics while reducing the critical board space inside today’s ever shrinking electronic devices. We believe that our ability to offer a broad range of products provides our customers with single source purchasing on a cost-effective and timely basis.

In May 2006, we announced a change in our organizational structure and have organized into five operating segments, which also represent five reporting segments: automotive and power regulation, computing, digital and consumer, standard products and manufacturing services. Each of our major product lines has been assigned to a segment, as illustrated in the table below, based on our operating strategy. Because many products are sold into different end markets, the total revenue reported for a segment is not indicative of actual sales in the end market associated with that segment, but rather is the sum of the revenues from the product lines assigned to that segment. Our manufacturing services, in which we manufacture parts for other semiconductor companies, principally in our newly acquired Gresham, Oregon facility, are reported in the manufacturing services segment. These segments represent our view of the business and as such are used to evaluate progress of major initiatives. Information related to periods prior to this change have been revised to conform to the current presentation. In periods prior to the change, these various product lines were aligned into two segments; the Analog Products Group and the Integrated Power Group. For required disclosures regarding our reportable segments, see Note 18, “Segment Information” of the notes to our audited consolidated financial statements included elsewhere in this report.

Automotive & Power Regulation	Computing Products	Digital & Consumer Products	Standard Products	Manufacturing Services
AC-DC Conversion	Low & Medium MOSFET	Analog Switches	Bipolar Power	Manufacturing Services

Analog Automotive	Power Switching	Filters	Thyristor

DC-DC Conversion	Signal & Interface	Low Voltage	Small Signal

Rectifier		App. Specific Int. Power	Zener

High Voltage MOSFET			Protection

LDO & Vregs			High Frequency Standard Logic

We have approximately 203 direct customers worldwide, and we also service approximately 328 significant original equipment manufacturers indirectly through our distributor and electronic manufacturing service provider customers. Our direct and indirect customers include: (1) leading original equipment manufacturers in a broad variety of industries, such as Intel, Motorola, Nokia, Philips, Siemens and Sony; (2) electronic manufacturing service providers, such as Flextronics, Jabil and Solectron; and (3) global distributors, such as Arrow, Avnet, EBV Elektronik, Future, Solomon Enterprise and World Peace.

We currently have major design operations in Arizona, Rhode Island, Texas, China, the Czech Republic, Korea and France, and we currently operate manufacturing facilities in Arizona, China, the Czech Republic, Japan, Malaysia, the Philippines and Slovakia. We ceased manufacturing operations at our Rhode Island manufacturing facility in the second quarter of 2005 and exited the facility in the fourth quarter of 2005. The Rhode Island manufacturing facility is currently being marketed for sale. In the second quarter of 2005, we announced the transfer of wafer fabrication manufacturing operations from our front end fabrication facility in Malaysia to Arizona. We plan to complete this transfer by the fourth quarter of 2006 and to maintain the fabrication facility in Malaysia for other manufacturing processes. The transfer from Malaysia to Arizona did not impact our assembly and test operations in Malaysia. We also plan to sell certain unused portions of our property at our corporate headquarters in Arizona and use some of the proceeds from the sale to upgrade portions of our corporate headquarters. We will maintain our headquarters offices and existing manufacturing facilities on the portions of the property that are not for sale.

Company History and Capital Structure

Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., we were a wholly-owned subsidiary of Motorola prior to August 4, 1999. We continue to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. On August 4, 1999, we were recapitalized (the “recapitalization”) and certain related transactions were effected pursuant to an agreement among us, our principal domestic operating subsidiary, Semiconductor Components Industries, LLC, Motorola and affiliates of Texas Pacific Group (“TPG”). At the time of the recapitalization, Motorola agreed to provide us with transition and manufacturing services in order to facilitate our transition to a stand-alone company independent of Motorola. As of December 31, 2003, all transition and manufacturing services related to the recapitalization agreement had been fulfilled.

On April 3, 2000, we acquired all of the outstanding capital stock of Cherry Semiconductor Corporation for $253.2 million in cash (including acquisition related costs), which we financed with cash on hand and borrowings of $220.0 million under our senior bank facilities. Cherry Semiconductor Corporation, which we have renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets.

On May 3, 2000, we completed the initial public offering of our common stock, selling 34.5 million shares with an issue price of $16 per share. Net proceeds from the initial public offering (after deducting issuance costs) were approximately $514.8 million. The net proceeds were used to redeem all outstanding preferred stock (including accrued dividends), redeem a portion of the senior subordinated notes and prepay a portion of the loans outstanding under the senior bank facilities.

On September 7, 2001, we obtained $100.0 million ($99.2 million, net of issuance costs) through an equity investment by an affiliate of Texas Pacific Group, our principal shareholder. In this transaction, we issued 10,000 shares of mandatorily redeemable cumulative convertible preferred stock. This investment was required because we were not in compliance with certain minimum interest expense coverage ratio and leverage ratio covenants under our senior bank facilities. In November 2005, we entered into a Conversion and Termination Agreement with TPG to convert our redeemable convertible preferred stock into approximately 49.4 million shares of our common stock. To induce the conversion, we issued approximately 3.9 million additional shares of our common stock to TPG. Following the conversion, none of the authorized shares of our preferred stock remained outstanding. (See Note 9 “Redeemable Preferred Stock” of the notes to our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this report).

Debt Refinancings and Cost Savings Initiatives

Since our 1999 recapitalization, we have had relatively high levels of long-term debt as compared to our principal competitors. Since the second half of 2003 we have engaged in several debt refinancing transactions, which extended a portion of our debt maturities. Some of the transactions that extended our debt maturities also resulted in an increase in our overall interest expense and others lowered our overall interest expense. In connection with these transactions, we amended our senior bank facilities to, among other things, make our financial covenants less restrictive on the whole.

Since 2003, we began undertaking measures to reduce our long-term debt and related interest costs. We reduced both our total debt and interest expense as a result of our public offerings of common stock in September 2003 and February 2004, a portion of the proceeds from which we applied to prepay and redeem a portion of our outstanding debt prior to scheduled maturity. We also lowered our interest expense further as a result of the issuance of our zero coupon convertible senior subordinated notes in 2004, 1.875% convertible senior subordinated notes in 2005 and the refinancing of our senior bank facilities in 2004 and 2005, the proceeds from which were used to repay higher interest notes.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 7 “Long-Term Debt” and Note 10 “Common Stock” of the notes to our audited consolidated financial statements included elsewhere in this report for further details on these financing activities.

Since the fourth quarter of 2000, we have been implementing profitability enhancement programs to improve our cost structure and, as a result, we expect to rank, as compared to our primary competitors, among the lowest in terms of cost structure.

Our 2004 profitability enhancement program included the phase out of our manufacturing operations in East Greenwich, Rhode Island, which was announced in December 2003, and our assembly and test operations in the Czech Republic, which was announced in November 2003. We began to realize savings from this program during the fourth quarter of 2004, with the full benefit beginning to be realized by the end of the fourth quarter of 2005. Despite delays of approximately two quarters due to increased demand for bridge inventory, the closure of our operations in East Greenwich was completed in the third quarter of 2005 with all manufacturing equipment decommissioned and removed. During the fourth quarter of 2005, we successfully completed the work related to the decommissioning of the manufacturing building, which is currently being marketed for sale. We expect to incur marginal operating expenses in 2006 to maintain the building until the sale is completed. Overall, we expect the full cost savings from these activities will produce at least $20 million to $25 million of annual cost savings beginning in the first quarter of 2006.

In the first quarter of 2004, we entered into a five-year agreement with respect to the outsourcing of information technology infrastructure. As part of the agreement, we sold certain system software modules, resulting in a loss on disposal of assets of $12.0 million. As a result of these actions, starting in the second quarter of 2004, we began to realize approximately $1.0 million per quarter of cost savings.

In the second quarter of 2004, we evaluated our operations in the Czech Republic and determined certain overhead functions were no longer necessary as a result of our previously announced transfer of our back-end manufacturing lines in Roznov to Malaysia and the Philippines. Following the reduction of such overhead functions, we realized approximately $7.7 million of actual cost savings in 2005.

In the second quarter of 2005, we announced our plan to transfer wafer fabrication operations from our facility in Malaysia to our facility in Arizona by the end of 2006, which will eliminate approximately 80 jobs. As a result of this action, we expect to realize costs savings of approximately $25.0 million to $30.0 million over the next five years, beginning in the third quarter of 2006. Savings during 2006 are expected to be insignificant due to transition and other costs; however, savings during 2007 are expected to be approximately $7 million.

Although we have production at several locations, we have initiated process improvements and selective low cost capital acquisitions that we expect will increase our overall capacity. Our profitability enhancement programs will continue to focus on:

•	consolidation of manufacturing sites to improve economies of scale;

•	transfer of production to lower cost regions;

•	increase in die manufacturing capacity in a cost-effective manner by moving production from 4” to 6” wafers and increasing the number of die per square inch;

•	reduction of the number of new product platforms and process flows; and

•	focusing production on profitable product lines.

Return to Profitability

In the third quarter of 2004 we returned to profitability after 14 consecutive quarters of net losses. We were also profitable during all four quarters of 2005. Our net income for the year ended December 31, 2005 was $100.6 million, and was the highest annual net income since we began as a company after the recapitalization in 1999. This return to profitability was the result of increased demand for our products and cost savings from profitability enhancement programs and restructuring programs, as well as debt refinancing opportunities that have reduced our interest costs.

Products and Technology

The following table provides information regarding our primary operating segments:

	Automotive & Power Regulation	Computing Products	Digital & Consumer Products	Standard Products

Revenues
2005	$376.4 million	$268.1 million	$131.3 million	$480.6 million
2004	$374.7 million	$276.4 million	$118.3 million	$490.5 million
2003	$334.2 million	$204.7 million	$80.7 million	$446.2 million

Primary product function	Power conditioning and switching in a broad range of applications.	Power management for VCORE, DDR Memory and chipsets.	System power management and RF EMI filtering for digital portable devices.	Power control, interface and data protection in a broad range of products.

Types of product	Amplifiers, comparators, voltage regulators and references, AC-DC / DC-DC converters, ignition insulated gate bipolar transistors (IGBT’s), high voltage MOS field effect transistors (MOSFET's).	VCORE controllers, DDR memory controllers, low and medium voltage MOSFETs	Filters, DC-DC converters, FETs, Op Amps, analog switches, LED drivers.	ESD protection, TVS Zeners, clock distribution and PLLs; MicroIntegration™, MiniGate™ logic, small signal transistors, zeners, rectifiers, standard logic integrated circuits, bipolar power transistors, small signal diodes and thyristors.

	Automotive & Power Regulation	Computing Products	Digital & Consumer Products	Standard Products

Representative original equipment manufacturers customers and end users	Delphi Delta LiteOn Intel Motorola ACEs Visteon Bosch Visteon	Asustek Dell HP Intel Microsoft Microstar Motorola Foxconn	LG Samsung Sony Ericsson Motorola Siemens	Teradyne Advantest Agilent Delta Yokogawa Motorola Samsung Siemens Sony Cisco Systems Nortel Networks

Excluded from the table above are manufacturing services revenues of $4.2 million, $7.0 million and $3.3 million for the years ended December 31, 2005, 2004 and 2003, respectively, which are primarily for foundry services.

Automotive and Power Regulation Group.    The explosion in consumer and computing devices is driving strong demand for highly efficient power supplies needed to charge and run them. Similarly, the proliferation of electronic subsystems in automobiles (the value of the electronic content now exceeds that of the metal in many cars) has put tremendous stress on the existing 24 volt electrical backbone of automobiles. Power efficiency has become a critical issue as more and more electronic features get added. We are a global supplier of power management analog products. We have a complete power management portfolio in the six major product categories, which include DC-DC converters, AC-DC converters, linear regulators, Pulse Width Modulation (PWM) controllers, Power Factor Modulation (PFM) controllers, Power Factor Correction (PFC) pre-regulators and battery charging and management integrated circuits. In the automotive space we are a global supplier of power management and protection devices including linear regulators and ignition Insulated Gate Bipolar Transistors (IGBT’s).

Computing Products Group.    As computing platforms, both desktop and portable, evolve from data-processing systems (database manipulation, word processing and spreadsheets) to signal processing systems (audio, video, and wireless communications) the core processors need to be more and more powerful. More powerful processors in turn require more efficient power supplies and more efficient use of power on the motherboard and subsequent peripherals. The Computing Products Group is focused on delivering efficient controllers and power MOSFETs for power management in VCORE, DDR, and chipsets for audio, video, and graphics processing subsystems. We are succeeding in these markets not only as a result of our superior technology, but because we also have the required manufacturing and supply chain capability that are needed to serve this high-volume market.

Digital and Consumer Products Group.    The focus of the Digital and Consumer Products Group is on cell phones and small portable electronic devices such as PDAs, MP3s, and handheld GPS. Digital portable devices such as cell phones, PDAs, MP3s, and handheld GPS are increasingly multi-function devices incorporating many options including wireless communications, audio, video, and camera functions. The integration of functionality onto such small platforms puts a premium on being able to put high-performance devices into extremely small packages. We have a broad portfolio of products and solutions that serve this space in industry leading micro-packages. The four application areas in which we have a significant position are: system power management with FETs and DC-DC converters; EMI and RF filtering; audio and video signal distribution with analog switches and op amps; and LED lighting solutions for LCD screens and camera flash.

Standard Products Group.    As device size shrinks in portable and computing systems, the threat from ESD and power surges increases geometrically. Protection on input/output ports becomes a critical issue for designers both from a point of view of manufacturability and product robustness once it is in the hands of the consumer. We offer a complete line of ESD and Zener TVS devices that provide a robust energy-absorption-to-footprint ratio. Our high frequency clock and data management products consist primarily of high margin Emitter-Coupled Logic (ECL) products. We design and deliver application-specific integrated circuits using advanced technologies that address the high-performance needs of communication and networking switches, high-end servers, high-performance work stations, storage networks and precision measurement test systems. We enable application specific designs for today’s advanced networks, including Asynchronous Transfer Mode (ATM), Enterprise Networks, Storage Area Networks (SAN) and Internet Protocol (IP) applications.

Customers

We have been doing business with 46 of our 50 largest customers for more than five years. Sales agreements with customers are renewable periodically and contain certain terms and conditions with respect to payment, delivery, warranty and supply but do not require minimum purchase commitments. Most of our original equipment manufacturer customers negotiate pricing terms with us on an annual basis near the end of the calendar year while our other customers, including electronic manufacturer service providers, generally negotiate pricing terms with us on a quarterly basis. Our products are ultimately purchased for use in a variety of end markets: computing, automotive electronics, consumer electronics, industrial electronics, wireless communications and networking. Sales to our largest customers, Arrow, Avnet and Motorola, accounted for approximately 9%, 13% and 10%, respectively, of our revenue during 2005, as compared to 9%, 12% and 8% during 2004 and 9%, 13% and 7% in 2003.

We generally warrant that products sold to our customers will, at the time of shipment, be free from defects in workmanship and materials and conform to our approved specifications. Subject to certain exceptions, our standard warranty extends for a period that is the greater of (1) three years from the date of shipment or (2) the period of time specified in the customer’s standard warranty (provided that the customer’s standard warranty is stated in writing and extended to purchasers at no additional charge). Generally, our customers may cancel orders 30 days prior to shipment without incurring a significant penalty. For additional information regarding agreements with our customers, see “Backlog” below.

The following table sets forth our principal end-user markets, the estimated percentage (based in part on information provided by our distributors and electronic manufacturing service providers) of our revenues generated from each end-user market during 2005, sample applications for our products and representative original equipment manufacturer customers and end users.

End Markets for Our Products

	Computing	Consumer Electronics	Automotive Electronics	Industrial Electronics	Wireless Communications	Networking
Approximate percentage of our revenues 2005 revenues	23%	20%	19%	14%	17%	7%
Sample applications	• Computer monitors • Disk drives • PC motherboards • Notebook power supplies

• DVD players, cable decoders, set-top boxes and satellite receivers

• Home security systems

• Photocopiers

• Scanners

• Small household appliances

• Smartcards

• TVs, VCRs and other audio-visual equipment

• Power supplies for consumer electronics

• 4 wheel drive controllers

• Airbags

• Antilock braking systems

• Automatic door locks and windows

• Automatic transmissions

• Automotive entertainment systems

• Engine management and ignition systems

• Fuel injection systems

• GPS and other navigation systems

• LIN/CAN multiplexing

• Industrial automation and control systems

• Lamp ballasts (power systems for fluorescent lights)

• Large household appliances

• Electric motor controllers

• Power supplies for manufacturing equipment

• Surge protectors

• Thermostats for industrial and consumer applications

• Automatic test equipment

• Cellular phones (analog and digital) • Pagers • Wireless modems and wireless local area networks

• Routers and switches

• Fiber optic networking

• Cellular base stations and infrastructure

• Ethernet cards and other network controllers High speed modems (cable, xDSL and ISDN)

• PBX telephone systems

• Network controllers

Representative original equipment manufacturer customers and end
users	ACER Apple Asustek Dell Delta Hewlett-Packard Intel Microsoft NEC Seagate	Beko Echostar Haier Motorola Philips Samsung Scientific Atlanta Sony Thompson Vestel	Bosch Cont’l / Temic DaimlerChrysler Delphi Hyundai Motorola Siemens VDO TRW Visteon	Advantest Artesyn Delta Honeywell Siecor Siemans Teradyne Tyco Yokogawa	GVC LG Motorola Nokia Sagem Samsung Sony-Ericsson TCL Comm. V-Tech Zhongxing	Alcatel Askey Cisco ECI Telecom Ericsson Fujitsu Hitachi Huawea Nortel Siemens

Original Equipment Manufacturers.    Direct sales to original equipment manufacturers accounted for approximately 41% of our revenues in 2005, 42% in 2004 and 42% in 2003. These customers include a variety of companies in the electronics industry such as Intel, Motorola, Nokia, Philips, Siemens and Sony, and in the automotive industry such as DaimlerChrysler, Delphi, TRW and Visteon. We focus on three types of original equipment manufacturers: multi-nationals, selected regional accounts and target market customers. Large multi-nationals and selected regional accounts, which are significant in specific markets, are our core original equipment manufacturer customers. The target market customers in the communications, power management and standard analog and the high frequency clock and data management markets are original equipment manufacturers that are on the leading edge of specific technologies and provide direction for technology and new product development. Generally, our original equipment manufacturer customers do not have the right to return our products other than pursuant to the provisions of our standard warranty.

Distributors.    Sales to distributors accounted for approximately 48% of our revenues in 2005, 47% in 2004, and approximately 47% in 2003. Our distributors, which include Arrow, Avnet, EBV Elektronik, Future, Solomon Enterprise and World Peace resell to mid-sized and smaller original equipment manufacturers and to electronic manufacturing service providers and other companies. Sales to distributors are typically made pursuant to agreements that provide return rights with respect to discontinued or slow-moving products. Under certain agreements, distributors are allowed to return any product that we have removed from our price book or that is more than four years older than the manufacturing code date. In addition, agreements with our distributors typically contain standard stock rotation provisions permitting limited levels of product returns. However, since we defer recognition of revenue and gross profit on sales to distributors until the distributor resells the product, sales returns have minimal impact on our results of operations.

Electronic Manufacturing Service Providers.    Direct sales to electronic manufacturing service providers accounted for approximately 11% of our revenues in each of 2005, 2004 and 2003. Our largest electronic manufacturing service customers are Flextronics, Jabil and Solectron. These customers are manufacturers who typically provide contract manufacturing services for original equipment manufacturers. Originally, these companies were involved primarily in the assembly of printed circuit boards, but they now typically provide design, supply management and manufacturing solutions as well. Many original equipment manufacturers now outsource a large part of their manufacturing to electronic manufacturing service providers in order to focus on their core competencies. We are pursuing a number of strategies to penetrate this increasingly important marketplace.

Manufacturing Operations

We operate our manufacturing facilities either directly or through a joint venture. Five of these are front-end wafer sites located in Japan, Slovakia, the Czech Republic, Malaysia and the United States; three are assembly and test sites located in China, Malaysia and the Philippines. In addition to these manufacturing and assembly operations, our facility in Roznov, Czech Republic manufactures silicon wafers that are used by a number of our facilities.

During 2001, we decided to shut down our integrated facility in Guadalajara, Mexico and transfer the front-end and assembly and test operations to other owned and contracted locations. Accordingly, the Guadalajara, Mexico facility ceased operations in the second quarter of 2002 and was sold in the third quarter of 2003. In November 2003, we announced our decision to discontinue our assembly and test operations at our site in Roznov, Czech Republic and move these operations to our facility in Seremban, Malaysia and to contract manufacturers. The transfer of assembly and test operations from our site in Roznov, Czech Republic was completed in 2004. In December 2003, we announced our decision to phase out manufacturing operations at our facility in East Greenwich, Rhode Island. This closure was completed in the fourth quarter of 2005. We transferred all of the production from this facility to our lower cost manufacturing facilities. The East Greenwich, Rhode Island facility is currently on the market for sale.

During 2005, we announced a plan to close our front-end wafer manufacturing operations in Seremban, Malaysia (Site-2) and transfer production to our larger manufacturing facility in Phoenix, Arizona. Our plan is to complete this transfer by the end of 2006. We plan to use the vacated manufacturing space in Seremban, Malaysia (Site-2) for future expansion of our assembly and test manufacturing, in conjunction with our other manufacturing facility in Seremban, Malaysia (Site-1). Also in 2005, we announced plans to sell unused portions of the Phoenix, Arizona location.

The table below sets forth information with respect to the manufacturing facilities we operate either directly or through our joint venture, as well as the reporting segments that use these facilities. The sizes of the locations represent the approximate gross square feet of each site’s building and include, among other things, manufacturing, laboratory, warehousing, office, utility, support and unused areas.

Location	Reporting Segments	Size (sq. ft.)
Front-end Facilities:
Phoenix, Arizona	Automotive and Power Regulation, Computing Products, Digital and Consumer Products, Standard Products, and Manufacturing Services	1,523,000
Aizu, Japan	Automotive and Power Regulation, Computing Products, Digital and Consumer Products, and Standard Products	282,000
Piestany, Slovakia	Automotive and Power Regulation, Computing Products, Digital and Consumer Products, and Standard Products	906,000
Seremban, Malaysia (Site-2)	Automotive and Power Regulation, Digital and Consumer Products, and Standard Products	115,000
Roznov, Czech Republic	Automotive and Power Regulation, Computing Products, and Digital and Consumer Products	441,000

Back-end Facilities:
Leshan, China	Automotive and Power Regulation, Digital and Consumer Products, and Standard Products	372,000
Seremban, Malaysia (Site-1)	Automotive and Power Regulation, Computing Products, Digital and Consumer Products, and Standard Products	291,000
Carmona, Philippines	Automotive and Power Regulation, Computing Products, Digital and Consumer Products, and Standard Products	204,000
Other Facilities:
Roznov, Czech Republic	Silicon wafers	200,000

We operate an assembly and test operations facility in Leshan, China. We own this facility through a joint venture company, Leshan-Phoenix Semiconductor Company Limited (“Leshan”), of which we owned a majority of the outstanding equity interests as of December 31, 2005. Our investment in Leshan has been consolidated in our financial statements. Our joint venture partner, Leshan Radio Company Ltd., is a formerly state-owned enterprise. Pursuant to the joint venture agreement, requests for production capacity are made to the board of directors of Leshan by each shareholder of the joint venture. Each request represents a purchase commitment by the requesting shareholder, provided that the shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity) in lieu of satisfying the commitment. We committed to purchase 85%, 86% and 82% of Leshan’s production capacity in 2005, 2004 and 2003, respectively, and are currently committed to purchase approximately 85% of Leshan’s expected production capacity in 2006. In 2005, 2004 and 2003, we incurred $0.2 million, $0.5 million and $0.5 million in underutilization charges, respectively. As part of our manufacturing agreements with Leshan, we supply die used in the production process.

The Leshan facility is one of our lowest cost manufacturing operations, and we anticipate that any future expansion of our manufacturing capacity would involve this facility. In June 2002, we obtained approval from the Chinese government for the Leshan joint venture to invest up to $231 million in semiconductor operations, which is in addition to the $278 million originally approved. In 2004, we committed to make capital contributions of approximately $25 million to this joint venture by 2012, subject to market conditions. We have the ability to time these expenditures at our discretion to meet market demand.

We also use third-party contractors for some of our manufacturing activities, primarily for wafer fabrication and the assembly and testing of finished goods. Our agreements with these contract manufacturers typically require us to forecast product needs and commit to purchase services consistent with these forecasts. In some cases, longer-term commitments are required in the early stages of the relationship. These contract manufacturers, including AIT, ASE, KEC, MagnaChip, Phenitec and PSI, accounted for approximately 25%, 28% and 26% of our manufacturing costs in 2005, 2004 and 2003, respectively.

We entered into an agreement with Motorola to continue to provide manufacturing services to each other for limited periods following our 1999 recapitalization. We negotiated fixed prices with Motorola for the services covered by these agreements to approximate each party’s cost of providing the services. For 2003, Motorola purchased $3.4 million of manufacturing services from us with no minimum purchase commitments going forward at this time. These purchases are classified as revenues in our financial statements. We purchased $8.9 million of manufacturing services from Motorola in 2003, fulfilling our minimum commitments to purchase manufacturing services from Motorola during such periods. We currently have no minimum commitments to purchase manufacturing services from Motorola related to the recapitalization agreement mentioned above.

Raw Materials

Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We obtain our raw materials and supplies from a large number of sources on a just-in-time basis, and material agreements with our suppliers that impose minimum or continuing supply obligations are reflected in our table showing commitments, contingencies and indemnities in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that supplies of the raw materials we use are currently and will continue to be available, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

Sales, Marketing and Distribution

As of December 31, 2005, our global sales and marketing organization consisted of approximately 510 professionals operating out of approximately 41 offices and serving customers in 51 countries. We support our customers through logistics organizations and just-in-time warehouses. Global and regional distribution channels further support our customers’ needs for quick response and service. We offer efficient, cost-effective internet-based applications support from our laboratories in the Czech Republic, China and the United States. Through on-line connectivity, applications developed in one region of the world are now instantaneously available to all other regions. In 2004 we improved our cost structure related to freight, shipping and logistical services by opening new global distribution centers in the Philippines and Shanghai, China and improved domestic shipping and customs clearance operations, and as a result we achieved approximately $9.0 million of cost savings related to our freight and logistical support operations compared to 2003. We continue to monitor our freight and logistical support operations for potential cost savings.

Patents, Trademarks, Copyrights and Other Intellectual Property Rights

We market our products under our registered trademark ON Semiconductor® and our ON logo. We own rights to a number of patents, trademarks, copyrights, trade secrets and other intellectual property directly related to and important to our business. In connection with our 1999 recapitalization, Motorola assigned, licensed or sublicensed, as the case may be, to us certain intellectual property to support and continue the operation of our business. As of January 24, 2006 we had approximately 547 U.S. and foreign patents and approximately 365 patent applications pending worldwide. Our patents have expiration dates ranging from 2006 to 2024. None of our patents that expire in the near future materially affect our business. Additionally, we have rights to more than 270 registered and common law trademarks. Our policy is to protect our products and processes by asserting our intellectual property rights where appropriate and prudent and by obtaining patents, copyrights and other intellectual property rights used in connection with our business when practicable and appropriate.

As part of the recapitalization, Motorola assigned to us approximately 295 U.S. patents and patent applications, approximately 292 foreign patents and patent applications, rights to over 50 trademarks (not including the Motorola name) previously used in connection with our products, rights in know-how relating to at least 39 semiconductor fabrication processes and rights in specified copyrightable materials. In addition, Motorola licensed on a nonexclusive, royalty-free basis other patent, trademark, copyright and know-how rights used in connection with our then existing products and products contemplated in our long-range plans. We have perpetual, royalty-free, worldwide rights under Motorola’s patent portfolio and other intellectual property, existing as of the date of our recapitalization or created in the five years thereafter (the five-year period existing only with respect to patents), as necessary to manufacture, market and sell our then existing and long range plan product lines. Additionally, Motorola provided us with a limited indemnity umbrella to protect us from certain infringement claims by third parties who had granted Motorola licenses as of the date of our recapitalization, which assisted us in developing our own patent position and licensing program. We believe that we have the right to use all Motorola-owned technology used in connection with the products we currently offer.

Seasonality

Historically, our revenues have been affected by the seasonal trends of the semiconductor and related industries. As a result of these trends, we have typically experienced sales increases in the first two quarters of the year and relatively flat sales levels in the third and fourth quarters. However, beginning in 2001, various events have disrupted this pattern. In 2001, revenues declined due to slowing demand in the semiconductor market and the general economic decline. In 2002 and 2003, revenues fluctuated within a narrow range and in 2004 revenues increased in the first and second quarter, but declined in the last two quarters. In 2005, revenues were relatively flat in the first and second quarter and increased in the last two quarters. At this time, it is unclear when the semiconductor industry is going to return to the seasonal trends that existed prior to 2001.

Backlog

Our trade sales are made primarily pursuant to standard purchase orders or customer agreements that are booked as far as 26 weeks in advance of delivery. Generally, prices and quantities are fixed at the time of booking. Backlog as of a given date consists of existing orders and forecasted demands from our Electronic Data Interface customers, in each case scheduled to be shipped over the 13-week period following such date. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Because we record revenues on a “sell-through” basis, backlog comprised of orders from distributors will not result in revenues until the distributors sell the products ordered. During 2005, our backlog at the beginning of each quarter represented between 79% and 83% of actual revenues during such quarter. As manufacturing capacity utilization in the industry increases, customers tend to order products further in advance and, as a result, backlog at the beginning of a period as a percentage of revenues during such period is likely to increase.

In the semiconductor industry, backlog quantities and shipment schedules under outstanding purchase orders are frequently revised to reflect changes in customer needs. Agreements calling for the sale of specific quantities are either contractually subject to quantity revisions or, as a matter of industry practice, are often not enforced. Therefore, a significant portion of our order backlog may be cancelable. For these reasons, the amount of backlog as of any particular date may not be an accurate indicator of future results.

We sell products to key customers pursuant to contracts that allow us to schedule production capacity in advance and allow the customers to manage their inventory levels consistent with just-in-time principles while shortening the cycle times required to produce ordered products. However, these contracts are typically amended to reflect changes in customer demands and periodic price renegotiations.

Competition

The semiconductor industry, particularly the market for general-purpose semiconductor products like ours, is highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies, as well as smaller companies focused on specific market niches. Because our components are often building block semiconductors that in some cases can be integrated into more complex integrated circuits, we also face competition from manufacturers of integrated circuits, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products. (See “Risk Factors — Trends, Risks and Uncertainties Related to our Business — Competition in our industry could prevent us from maintaining our revenues and from raising prices to offset increases in costs” elsewhere in this report.)

We compete with respect to our five primary operating segments (automotive and power regulation, computing products, digital and consumer products and standard products) in the following manner:

Automotive and Power Regulation

The principal methods of competition in this group are new product innovation, technical performance, quality, service and price. Our competitive strengths in this group are our strong technology and design resources, our industry recognition in applications, such as automotive and computing, and our market share. Our significant competitors in this market include Fairchild, Linear Technology, Maxim, National Semiconductor, ST Microelectronics and Texas Instruments. Several of these competitors are larger in scale and size, have substantially greater financial and other resources with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able to withstand adverse economic or market conditions. A competitive challenge in this group is our small market share with certain Japanese automotive customers that tend to favor local suppliers for their new product designs. If we are not identified as a vendor in the product design phase, in most cases it is difficult to convince the manufacturer of the product to substitute our components during the production phase.

Computing Products

The principal methods of competition in this group are technical performance, total cost of solution ownership, quality and assurance of supply. Our dual-edge architecture for our microprocessor and DDR memory controllers give us a distinct cost-of-ownership advantage (with no performance tradeoff) and position us well to compete with incumbent suppliers that focus more on performance. In addition, the breadth of our portfolio in other support functions DC-DC converters, over voltage protection FETs and analog give us the opportunity to serve multiple requirements and allow customers to control their vendor lists more easily. Our significant competitors in this market include Analog Devices, IR, Fairchild, and Infineon. Several of these competitors are larger in scale and size, have substantially greater financial and other resources with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able to withstand adverse economic or market conditions.

Digital and Consumer Products

The principal methods of competition in this group are new product innovation, especially in packaging, technical performance, price, quality and assurance of supply. Our competitive strengths in this group are our ability to put RF and EMI filters and FETs products in ever smaller packages without significantly degrading performance. Our significant competitors in this market include Fairchild, Infineon, International Rectifier, Philips, ST Microelectronics and Vishay. Several of these competitors are larger in scale and size, have substantially greater financial and other resources with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able to withstand adverse economic or market conditions.

Standard Products

Our competitive strength in this area is the breadth of our portfolio, our low cost structure, and our supply chain management which ensures supply to key customers. The principal methods of competition in this group are new product innovation, constantly introducing new packages and performance spins on existing products, supplemented with new technology platforms as processes allow, and price. Of particular importance are our over voltage protection portfolios (ESD Protection, TVS Zeners) and our clock management and distribution portfolios where we enjoy significant performance advantages over our competition. Our significant competitors in this market include Fairchild, IR, Vishay, National Semiconductor, Maxim, Micrel, IDT/ICS, Motorola and Semtech.

Research and Development

Company-sponsored research and development costs in 2005, 2004 and 2003 were $93.7 million (7.4% of revenue), $94.4 million (7.5% of revenues) and $85.5 million (8.0% of revenues), respectively. Our new product development efforts continue to be focused on building solutions in power management that appeal to customers in focused market segments and across multiple high growth applications. It is our practice to regularly re-evaluate our research and development spending, to assess the deployment of resources and to review the funding of high growth technologies regularly. We deploy people and capital with the goal to maximize our investment in research and development and to position us for continued growth. As such, we often invest opportunistically to refresh existing products in our commodity analog, standard component, MOS power and clock and data management products. We invest in these initiatives when we believe there is a strong customer demand or opportunities to innovate our current portfolio in high growth markets and applications.

Government Regulation

Our manufacturing operations are subject to environmental and worker health and safety laws and regulations. These laws and regulations include those relating to emissions and discharges into the air and water; the management and disposal of hazardous substances; the release of hazardous substances into the environment at or from our facilities and at other sites; and the investigation and remediation of resulting contamination.

Our manufacturing facility in Phoenix, Arizona is located on property that is a “Superfund” site, a property listed on the National Priorities List and subject to clean-up activities under the Comprehensive Environmental Response, Compensation, and Liability Act. Motorola is actively involved in the cleanup of on-site solvent contaminated soil and groundwater and off-site contaminated groundwater pursuant to consent decrees with the State of Arizona. As part of our 1999 recapitalization, Motorola has retained responsibility for this contamination and has agreed to indemnify us with respect to remediation costs and other costs or liabilities related to this matter.

Manufacturing facilities in Slovakia and the Czech Republic have ongoing remediation projects to respond to releases of hazardous substances that occurred during the years that these facilities were operated by government-owned entities. In each case, these remediation projects consist primarily of monitoring groundwater wells located on-site and off-site with additional action plans developed to respond in the event activity levels are exceeded at each of the respective locations. The governments of the Czech Republic and Slovakia have agreed to indemnify us and the respective subsidiaries, subject to specified limitations, for remediation costs associated with this historical contamination. Based upon the information available, we do not believe that total future remediation costs to us will be material.

Our manufacturing facility in East Greenwich, Rhode Island has adjoining property that has localized soil contamination. In connection with the purchase of the facility, we entered into a Settlement Agreement and Covenant Not To Sue with the State of Rhode Island. This agreement requires that remedial actions be undertaken and a quarterly groundwater monitoring program be initiated by the former owners of the property. Based on the information available, we do not believe that any costs to us in connection with this matter will be material.

We believe that our operations are in material compliance with applicable environmental and health and safety laws and regulations. We do not expect the cost of compliance with existing environmental and health and safety laws and regulations, and liability for currently known environmental conditions, to have a material adverse effect on our business or prospects. It is possible, however, that future developments, including changes in laws and regulations, government policies, customer specification, personnel and physical property conditions, including currently undiscovered contamination, could lead to material costs.

Employees

As of December 31, 2005, we had approximately 10,539 employees worldwide. We do not currently have any collective bargaining arrangements with our employees, except for those arrangements, such as works councils, that are obligatory for all employees or all employers in a particular industry under applicable foreign law. Of the total number of our employees as of December 31, 2005, approximately 9,201 were engaged in manufacturing and information services, approximately 510 were engaged in our sales and marketing organization which includes customer service, approximately 306 were engaged in administration and approximately 522 were engaged in research and development.

Executive Officers of the Registrant

See Part III, Item 10 “Directors and Executive Officers of the Registrant” of this report for information concerning executive officers.

Geographical Information

For certain geographic operating information, see Note 18, “Segment Information” of the notes to our audited consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, in each case, as included elsewhere in this report. For information regarding the risks associated with our foreign operations, see “Risk Factors — Trends, Risks and Uncertainties Related to our Business — Our international operations subject us to risks inherent in doing business on an international level that could adversely impact our results of operations” elsewhere in this report.

Available Information

We make our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports available, free of charge, in the “Investor Relations” section of our Internet website at http://www.onsemi.com as soon as reasonably practicable after we electronically file this material with, or furnish this material to, the Securities and Exchange Commission (the SEC).

You may also read or copy any materials that we file with the SEC at their Public Reference Room at 100 F. Street, NE, Washington, DC 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, you will find these materials on the SEC Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.